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Exhibit 20.02
Exhibit A

DESIGNATION OF RIGHTS, PREFERENCES, AND PRIVILEGES FOR THE SERIES A
PREFERRED
STOCK
OF EZCONNECT, INC.

     We, the undersigned, J. Greg Spencer, President, and ______________, Secretary, of EZConnect, Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby certify:

FIRST:  The name of the Corporation is EZCONNECT, INC.

SECOND: The following resolution establishing a series of Preferred Stock designated as the "Series A Preferred Stock" consisting of 3,000,000 shares, $0.001 par value, was duly adopted by the board of directors of the Corporation on ____________, 2000, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of
Nevada:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "Series A Preferred Stock" consisting of 3,000,000 shares, $0.001 par value, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

1.  Liquidation.

1.01. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $4.00 per share. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series A Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Series A Preferred Stock shall be insufficient to pay the holders of outstanding Series A Preferred Stock the full amounts to which they otherwise would be entitled under section 1.01, the assets of the Corporation available for distribution to holders of the Series A Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Series A Preferred Stock held by each such holder.

1.03 Upon completion of the distribution required by Section 1.01 above, if assets remain in the Corporation, the holders of the Corporation's Common Stock shall receive all the remaining assets of the Corporation.

2. Voting Rights. The holders of the Series A Preferred Stock shall be entitled to one vote for each share of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock"), into which the Series A Preferred Stock may be converted, and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes. Except as otherwise provided herein or by the laws of the State of Nevada, the holders of the Series A Preferred Stock and Common Stockholders shall vote together as one class on all matters submitted to shareholder vote of the

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Corporation.  So long as at least 500,000 shares of the Series A Preferred
Stock remain outstanding, without the approval of at least one-half (1/2) of the outstanding shares of the Preferred Stock, voting together as a single class: (i) the Corporation shall not authorize or issue any shares, or securities convertible into shares having preference over the Series A Preferred Stock with respect to rights upon dissolution, liquidation, winding up of the Corporation, or distribution of assets; (ii) the Corporation shall not sell, lease or convey (other than by mortgage) all or substantially all of the property or business of the Corporation and shall not effect any merger or consolidation with any other Corporation unless as a result of such merger or consolidation and after giving effect thereto (a) the Corporation shall be the surviving corporation, (b) the Series A Preferred Stock shall continue to be outstanding, (c) there shall be no change in the preference, privileges or other rights and restrictions with respect to the Series A Preferred Stock, and (4) there shall not be created nor thereafter exist as a result of the merger or consolidation any new class of stock having preferences over the Series A Preferred Stock with respect to dividends, distribution of assets, or rights upon liquidation; and (iii) the Corporation shall not (a) increase the number of shares of authorized Preferred Stock nor (b) amend, altar, or repeal any of the provisions of its Certificate of Incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the Series A Preferred Stock.

3. Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the Series A Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt in subparagraphs (i) and (ii) above.

4.  Conversion.

4.01 Conversion Rate.Each share of the Series A Preferred Stock is convertible into one share of Common Stock of the Corporation at the times, in the manner, and subject to the conditions provided in this section 5.

4.02 Voluntary Conversion. Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock; provided, the holder must convert not less than 100,000 shares of Series A Preferred Stock at the time of each conversion.

4.03 Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A

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Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

4.04 Automatic Conversion. Each share of the Series A Preferred Stock shall be automatically converted to Common Stock (i) on ________, 2000 [two (2) years from the Closing Date], upon notice from the Corporation; (ii) upon the acquisition by the Corporation of a business or businesses with an aggregate net asset value of not less than $2,000,000; (iii) upon the Corporation's sale of its Common Stock in an underwritten public offering with a minimum offering price of $4.00 per share of Common Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and minimum gross proceeds of $5,000,000; or (iv) upon the written consent of the holders of not less than one-half (1/2) of the then outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, the automatic conversion provided for in subparagraphs (ii) and (iii) above shall not take place unless the daily trading volume of the Corporation's Common Stock as reported on the OTC Bulletin Board (or any successor exchange or market on which the Corporation's Common Stock is traded) shall have been a minimum of 10,000 shares on at least fifteen of the thirty days prior to the date of such automatic conversion and the average Closing Price (as defined below) of the Corporation's Common Stock during the thirty trading days prior to the date of automatic conversion shall be not less than $3.00 per share, in each case adjusted to give effect to stock splits, reorganizations, reclassifications, consolidations, mergers and similar events. The "Closing Price" shall mean the average of the inside bid and asked prices for the Corporation's Common Stock on the date in question.

4.05 Anti-Dilution. In order to prevent dilution of the rights granted hereunder, the conversion and liquidated voting rights shall be subject to adjustment from time to time in accordance with this section 4.05.

(a) In the event the Corporation shall declare a dividend or make any other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock of the Corporation, shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, and if there is not a corresponding dividend or distribution on or to, or split or subdivision of, the Series A Preferred Stock, then in each such event, the conversion rate shall be adjusted so that the holders of the Series A Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a)

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shall become effective immediately after the effective date of such event retroactive to the record date for such event.

(b) If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holder of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Series A Preferred Stock shall thereafter, have the right to acquire and receive on conversion of the Series A Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the Series A Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including without limitations provisions for adjustments of the Conversion rate and for the number of shares issuable on conversion of the Series A Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the Series A Preferred Stock. In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Corporation, then the conversion rate shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

(c) No adjustment shall be made in the conversion rate of the number of shares of Common Stock issuable on conversion of Series A Preferred Stock (i) in connection with the issuance of any shares of Common Stock, securities, or assets on account of the anti-dilution provisions set forth in this section 4.05; (ii) in connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or (iii) in connection with the sale or exchange by the Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or Series A Preferred Stock of the Corporation.

4.06  The Corporation covenants and agrees that:

(a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of Series A Preferred Stock shall have been deemed to have been issued to the person on the date such shares are surrendered to the Corporation for conversion as provided in Section 4.02 or the date such shares are automatically converted as provided in Section 4.04, and on such date such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

(b) All shares of Common Stock or other securities which may be issued on any conversion of the Series A Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to

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the issue thereof.

(c) The issuance of certificates for Common Stock or other securities on conversion of the Series A Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Series A Preferred Stock and the related issuance of Common Stock or other securities.

5.  Additional Provisions

5.01 No change in the provisions of the Series A Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Series A Preferred Stock shall be binding or effective unless such change shall have been approved by the holders of two-thirds of the outstanding Series A Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

5.02 The shares of Series A Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of Series A Preferred Stock so transferred to the person entitled thereto.

5.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of Series A Preferred Stock.

5.04 Any notice required or permitted to be given to the holders of the Series A Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series A Preferred Stock of the Corporation has been executed this ____ day of _______________, 2000

ATTEST:                                  EZCONNECT, INC.


By_______________________                By _________________________
    _________________, Secretary            J. Greg Spencer, President